Exhibit 3.1

FOURTH AMENDMENT TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

This Fourth Amendment (the “Amendment”) to the Second Amended and Restated Limited Liability Company Operating Agreement, of BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company (the “Company”), is made and entered into as of the 12th day of February, 2013.

BACKGROUND

A. The Company and its Members entered into a Second Amended and Restated Operating Agreement, dated as of July 13, 2009, as amended by a First Amendment thereto dated as of August 19, 2010 , a Second Amendment thereto dated as of May 31, 2011, and a Third Amendment thereto dated as of January 25, 2013 (as so amended and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Operating Agreement”).

B. The Company desires to amend the Operating Agreement.

C. Pursuant to, and in accordance with, Section 17.2 of the Operating Agreement, the Board, including the affirmative vote of the Platinum Manager, has consented to the amendments set forth herein.

D. The Company desires to split the existing Class A, B and C Units so that each Unit prior to the effective date of this Amendment will constitute 10,000 Units of the respective class;

E. This split shall not substantively affect the rights of the Class A, Class B and Class C Members;

F. To accomplish this split, the Board of Managers authorized the amendment of Exhibit C of the Operating Agreement.

G. Pursuant to, and in accordance with Section 5.4(b) of the Operating Agreement, the Platinum Manager has consented to the Unit split as set forth in this Amendment.

NOW, THEREFORE, with the foregoing Background deemed incorporated by reference herein and for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Operating Agreement.

2. Exhibit C to the Operating Agreement is hereby amended and restated in accordance with the Revised Exhibit C dated February 12, 2013 attached hereto.

3. Except as modified by this Amendment, the Operating Agreement shall continue unmodified and in full force and effect.

IN WITNESS WHEREOF, pursuant to, and in accordance with, the authority granted by Section 17.2 of the Operating Agreement, and at the direction of the Board, including the Platinum Manager, the undersigned on behalf of the Company has executed this Amendment the day and year first above written.

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ John Hoffman
John Hoffman
President and CEO

As of February 12, 2013

EXHIBIT C

OWNERSHIP OF UNITS

Name	Capital Account (as of _______, 2013)	Number of Class A Units	Number of Class B Units		Number of Class C Units	Number of Class E Preferred Units	Revised Sharing Ratio
PPVA Black Elk (Equity) LLC		1,361,300	71,413,221.5	[i]	—	53,028,000	0.58393
PPVA Black Elk (Investor) LLC		—	21,919,100		—	—	0.17587
Black Elk Energy, LLC		—	5,500,000		—	—	0.04413
Gross Capital Partners, LLC		—	1,793,600		—	—	0.01439
Excalibur Energy, LLC		—	1,419,200		—	—	0.01139
Black Elk Management, LLC		—	8,267,187		—	—	0.06633
Black Elk Employee Incentive, LLC		—	—		12,031,250	—	0.09654
Stephens, Inc.		—	925,000		—	—	0.00742

		—	—		—	—

Total Units by Class		1,361,300	111,237,308.5		12,031,250	53,028,000	1.00
Total A, B, and C Units							124,629,858.5

Capital Account values are being recomputed to take into account the issuance of Class B units in conjunction with the issuance of Class E units and will be included in a subsequent Exhibit C approved by the Board of Managers.

[i]

The sum of 69,521,763 Class B units after the 10,000 to 1 split, 760,000 Class B units (on a post split basis) issued in conjunction with the purchase of the first $10,000,000 of Class E units for cash, and 1,131,458.5 units issued per the February 12, 2013 consulting services agreement.

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